Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued reports dated March 10, 2006, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Universal Electronics, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Universal Electronics, Inc. on Forms S-8 (File No. 33-66426, effective July  23, 1993, File No. 333-09021, effective August 14, 1996; File No. 333-23985, effective March 26,1997; File 333-91101, effective November 17, 1999; File 333-95715, effective January 31, 2000; File 333-47378; effective October 5, 2000; File 333-103038 effective February 7, 2003; and File 333-117782, effective July 30, 2004).
/s/ Grant Thornton LLP
Irvine, California
March 10, 2006